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                                               The Brink's Company
                                               1801 Bayberry Court
                                               P.O. Box 18100
PRESS RELEASE                                  Richmond, VA 23226-8100 USA
                                               Tel. 804.289.9600
                                               Fax 804.289.9760

Contact:                                       FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                The Brink's Company Reaches Definitive Agreements
                    to Sell Coal Properties in West Virginia


RICHMOND, Va., (October 8, 2003) - The Brink's Company (NYSE: BCO) announced today that one of its subsidiaries has entered into definitive agreements to sell substantially all of its remaining coal properties in West Virginia. The definitive agreements follow the previously disclosed execution of a letter of intent.
         This transaction is expected to close in the fourth quarter of 2003. Consummation of the transaction is subject to closing conditions. Rothschild Inc. acted as financial advisor to The Brink's Company in connection with this transaction.

This release contains both historical and forward-looking information. Statements regarding the consummation of the transaction involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies which could cause actual results to differ materially from those that are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the willingness of various third parties to provide required consents and the ability to obtain necessary bonding. The information included in this release is representative only as of the date of this release and The Brink's Company undertakes no obligation to update any information contained in this release.


About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

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